Exhibit 18.1

August 28, 2008

Solera Holdings, Inc.

15030 Avenue of Science

San Diego, California

Dear Sirs/Madams:

We have audited the consolidated financial statements of Solera Holdings, Inc. and subsidiaries as of June 30, 2008 and 2007, and for each of the three years in the period ended June 30, 2008, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated August 28, 2008, relating to the consolidated financial statements of Solera Holdings, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Financial Accounting Standards Board (FASB) Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R), on June 30, 2007; FASB Statement No. 123(R), Share-Based Payment, on July 1, 2006; and FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109, on July 1, 2007). Note 1 to such financial statements contains a description of your change, during the year ended June 30, 2008, in the date for the annual goodwill impairment test for your reporting units. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

/s/ DELOITTE & TOUCHE LLP

San Jose, California

August 28, 2008